EXHIBIT 10.2

        [HPL Letterhead]

November 16, 2001

Ms. Ita Geva 4190
Maybell Way
Palo Alto, CA 94306

    Re: Amendment of Employment Terms

Dear Ita:

        Heuristic Physics Laboratories, Inc. (the "Company") is pleased to amend the terms of your employment as set forth below. Upon execution, this letter agreement (the "Agreement") will amend your employment offer letter, dated April 3, 2000 (the "Offer Letter"). Except as expressly amended by this Agreement, the terms of your Offer Letter remain in full force and effect and will set forth the entire agreement and understanding between you and the Company regarding your employment and your compensation.

        Effective as of the date of this Agreement, your monthly base salary will be increased to $11,666.67, payable in accordance with the Company's normal payroll practices. In the event that your employment is terminated without Cause (as defined below), you will be entitled to receive severance pay in an amount equal to 12 months' base salary, payable in 12 equal monthly installments unless the Company elects to make a lump-sum payment of the aggregate amount.

        As of the date of this Agreement, you have been granted one stock option to purchase up to 340,000 shares of HPL Technologies, Inc.'s common stock (the "Option Award"). This option vests ratably in annual installments on April 3 of each year through 2004. The Option Award is hereby amended to provide that if your employment with the Company is terminated without Cause at any time prior to April 3, 2004, you will be entitled to accelerated vesting of that number of shares underlying the Option Award as follows:

Termination Date:	Number of Shares Accelerated:
October 16, 2001—April 2, 2002	170,000
April 3, 2002—October 2, 2002	85,000
October 3, 2002—April 2, 2003	170,000
April 3, 2003—April 2, 2004	85,000

        For purposes of this Agreement, "Cause" shall mean the occurrence of one or more of the following: (i) your conviction of a felony or a crime involving moral turpitude or dishonesty; (ii) your participation in a fraud or act of deceit or dishonesty against the Company or its stockholders; (iii) your intentional and material damage to the Company's property; (iv) your willful or continuing neglect of your duties (following notice); or (v) a material breach by you of this Agreement, the Company's written policies, or the Employee Inventions and Confidentiality Agreement that is not remedied by you within fourteen (14) days of written notice of such breach from the Company.

        Nothing in this Agreement shall be deemed to modify your at-will employment arrangement with the Company. This Agreement shall be governed by California law, and may only be amended in a writing signed by you and the Company.

        We thank you for your contributions to the Company to date and look forward to an ongoing relationship that is mutually beneficial.

/s/ Y. DAVID LEPEJIAN Y. David Lepejian President and Chief Executive Officer
Acknowledged, Accepted and Agreed:
/s/ ITA GEVA	Date:	November 16, 2001